Exhibit 10.3
AMBAC FINANCIAL GROUP, INC.
PERFORMANCE STOCK UNIT AGREEMENT
FOR LONG-TERM INCENTIVE COMPENSATION AWARD
(Employees with Employment Agreements)
Effective as of [DATE], 2019 (the “Grant Date”), [NAME] (the “Participant”) has been granted an Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Incentive Plan”) and in accordance with the Ambac Financial Group, Inc. Long-Term Incentive Compensation Plan (the “LTIP”), which is a subplan to the Incentive Plan. This Agreement evidences the Award, which shall consist of a Full Value Award in the form of performance stock units (“Performance Stock Units”). In addition to the terms and conditions of the Incentive Plan and the LTIP, the Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan or the LTIP, as applicable.
2.    Grant of Performance Stock Units. Subject to the terms of this Agreement, the Incentive Plan and the LTIP, effective as of the Grant Date the Participant is hereby granted [NUMBER] Performance Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) with respect to Earned Performance Units (as defined in Section 3(a)) as described in Section 4. Each Performance Stock Unit awarded hereunder shall become earned and vested as described in Section 3 and each Earned Performance Unit (and associated Earned Dividend Equivalent Units thereon as described in Section 4) shall be settled in accordance with Section 5.
3.    Earning, Vesting and Forfeiture of Performance Stock Units. The Performance Stock Units shall become earned and vested in accordance with the following:
(a)    All Performance Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this Section 3. The Participant shall have the ability to earn between 0% and 220% of the Target Performance Units, as determined by the Committee, based on the continuing employment of the Participant during the period beginning on January 1, 2019 and ending on the December 31, 2021 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement). Any Performance Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in Section 3(b), if the Participant’s termination of employment or service with the Company (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Stock Units (or associated Dividend Equivalent Units). The Earned Performance Units (and any associated Earned Dividend Equivalent Units) shall be settled in accordance with Section 5 hereof.
(b)    Notwithstanding the provisions of Section 3(a), (x) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of (1) Disability (as defined in the Employment Agreement referenced in clause (4) of this subsection)), (2) Retirement (as defined in Section 3(c)), (3) involuntary termination by the Company other than for Cause (as defined in the Employment Agreement), (4) as a result of the Company’s failure to extend the term of the Employment Agreement between Ambac, AAC and the Participant, dated as of [DATE] (the “Employment Agreement”) pursuant to Section 2 thereof, or (5) termination by the Participant for Good Reason (as defined in the Employment Agreement), the Participant shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalent Units) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals, and (y) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of death, the beneficiaries of Participant shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalent Units) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period at a 100% overall payout multiple regardless of the outcome of the Performance Goals, Total Shareholder Return or Relative Total Shareholder Return (which shall be equal to the number of Target Performance Units plus any earned Dividend Equivalent Units).
(c)    For purposes of the Award evidenced by this Agreement, (i) the terms “Cause,” “Disability” and “Good Reason” shall have the meanings specified in the Employment Agreement, and (ii) the Participant’s Termination Date shall be considered to occur on account of “Retirement” if the Participant’s Termination Date occurs on or after the date on which the following conditions have been satisfied and such Termination Date does not occur for any other reason: (x) the Participant has attained age 60; (y) the Participant has provided at least ten (10) years of service to the Company; and (z) the Participant has provided at least 90 days’ prior notice of his or her Termination Date due to retirement from the Company.

4.    Dividend Equivalent Units. The Participant shall be credited with Dividend Equivalent Units as follows:
(a)    If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date, the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 220% of the Target Performance Units (the “Maximum Performance Units”) plus the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number.
(b)    If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii)(A) the number of Maximum Performance Units plus (B) the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, rounded down to the nearest whole number.
Dividend Equivalent Units shall be earned on the same basis and to the same extent that the Performance Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalent Units with respect to Earned Performance Units and, to the extent that any Dividend Equivalent Units are credited to the Participant pursuant to this Section 4 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalent Units credited to the Participant pursuant to this Section 4 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalent Units”.
5.    Settlement. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalent Units) shall be settled as soon as practically possible, but not later than March 15 following the end of the Performance Period (the “Settlement Date”) subject to Special Section 409A Rules in Section 17; provided that in the case of death of a Participant, the Settlement Date shall be the Participant’s Termination Date. Settlement of the Earned Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and each Earned Dividend Equivalent Unit, with any fractional shares of Common Stock being rounded up to the nearest whole number. Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Stock Units and associated Dividend Equivalent Units outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalent Units shall be automatically cancelled as of the last day of the Performance Period.
6.    Withholding. The Award and settlement thereof are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise to receive upon settlement.
7.    Transferability. The Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.    Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan and the LTIP. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.    Adjustment of Award. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock, the Committee shall, in order to preserve the benefits or prevent the enlargement of benefits of this Award, and in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares subject to this Award and (b) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of this Award with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of this Award in return for cash payment of the current value of this Award, determined as though this Award is fully vested at the time of payment).
11.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, through Ambac’s stock compensation administration system or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.

13.    Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Committee may amend this Agreement or the LTIP, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Committee, as the case may be.
14.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Incentive Plan, the LTIP or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.
15.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.    Incentive Plan and LTIP Govern. The Award evidenced by this Agreement is granted pursuant to the Incentive Plan, and the Performance Stock Units and this Agreement are in all respects governed by the Incentive Plan (including the LTIP) and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.    Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)    and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and
(b)    the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
PERFORMANCE GOALS

Weight of Award between AAC and AFG Performance:

AAC Percentage: 70%
AFG Percentage: 30%
Collectively (“Total Performance”)

Performance Goals
The Award evidenced by the Agreement shall be earned based on the satisfaction of the Performance Goals described in this Exhibit A determined based on the rating calculated pursuant to the following table, subject to the RTSR modifier discussed below:

		AAC		AFG
Rating	Payout Multiple	Adjusted Net Asset Value ($mm)	WLACC Outstanding ($bn)	Original Cumulative EBITDA [1] ($mm)
1	2.00	$(180)	$11.5	$35
2	1.00	$(380)	$13.5	$20
3	0.00	$(580)	$15.0	$0
With respect to the AFG Performance Goal, representing 30% of Total Performance, the applicable rating shall be determined based on Original Cumulative EBITDA, however upon the Effective Date, the applicable rating shall be determined based on a weighting of the Original Cumulative EBITDA and the Revised Cumulative EBITDA as described herein. Linear interpolation between the payout multiple of both Original Cumulative EBITDA and Revised Cumulative EBITDA will be applied to determine the respective payout multiple to be used in determining the final payout multiple. The final payout multiple will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalent Units) becoming Earned Performance Units (and Earned Dividend Equivalent Units).
With respect to the AAC Performance Goal, representing 70% of Total Performance, the applicable rating shall be determined as follows: (i) 25% of Total Performance based on the Adjusted Net Asset Value and (ii) 45% of Total Performance based on WLACC Outstanding at the end of the Performance Period. Linear interpolation between payout multiples of Adjusted Net Asset Value and the WLACC Outstanding, as applicable, will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalent Units) becoming Earned Performance Units (and Earned Dividend Equivalent Units).
All metrics noted in this table shall be neutral to the effects of changes to US GAAP.
All determinations as to whether the Performance Goals have been satisfied will be determined by the Committee in accordance with the provisions of the LTIP, including Section 3(f) thereof.

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1    Upon the execution of a material transaction or acquisition by AFG, revised Cumulative EBITDA (the “Revised Cumulative EBITDA”) metrics will be established by the Compensation Committee to incorporate performance goals (the “Revised Performance Metrics”) for such material transaction or acquisition. Upon such event, a weighting of Original Cumulative EBITDA and Revised Cumulative EBITDA will occur as follows: (i) the performance of Original Cumulative EBITDA prior to such event shall be measured against the annual projections that derived the Original Cumulative EBITDA metrics up to, but not including, the effective date (the “Effective Date”) of such Revised Performance Metrics, as determined by the Compensation Committee, with straight line recognition of the projected annual EBITDA for a partial calendar year, and (ii) the performance of the Revised Cumulative EBITDA will be measured against the Revised Performance Metrics from the Effective Date of such Revised Performance Metrics through the end of the Performance Period (and shall be inclusive of earnings on the remaining capital after a material transaction or acquisition). The projections noted in item (i) above would be equivalent to a target payout multiple of 1.00 (the “Original EBITDA target projections”). Maximum payout multiple of 2.00 would be equivalent to 1.5 times the Original EBITDA target projections and a payout multiple of 0.00 is a cumulative EBITDA of $0 million up to, but not including, the Effective Date. The results in items (i) and (ii) will be weighted as follows: (a) the number of days from the beginning of the Performance Period to but not including the Effective Date multiplied by the resulting payout multiple for (i), plus (b) number of days from and including the Effective Date through the end of the Performance Period multiplied by resulting payout multiple for (ii). The resulting final payout multiple will be weighted 30% of the Total Performance consistent with the AFG Percentage noted above.

Notwithstanding anything in this Exhibit A to the contrary, the number of Target Performance Units (and associated Dividend Equivalent Units) that become Earned Performance Units (and Earned Dividend Equivalent Units) based on the level of achievement of the metrics set forth in table above shall be adjusted, either upwards or downwards, based on AFG’s RTSR Percentile Ranking for the Performance Period, in accordance with the table below, as determined by the Committee. For the avoidance of doubt, in no event shall the Participant earn more than 220% of the Target Performance Units after the RTSR modifier is applied.

RTSR Percentile Ranking	RTSR Modifier
75th percentile or above	110% of overall payout multiple
Between 25th and 75th percentile	100% of overall payout multiple
25th percentile or below	90% of overall payout multiple

For purposes of this Exhibit A, the following definitions shall apply:
AAC: Ambac Assurance Corporation.
Adjusted Net Asset Value: The value determined by reducing Assets by Liabilities, determined as of the last day of the Performance Period. Additionally, Adjusted Net Asset Value will:

•
neutralize the effects of claim payments, loss expense payments, advisor payments and the establishment of loss and loss expense reserves for credits that do not have a GCL, as defined below, at the beginning of the Performance Period;

•	measure AAC’s foreign subsidiaries utilizing the foreign exchange rate at the beginning of the Performance Period;

•	add back costs related to ongoing OCI oversight during Performance Period; and

•	add back direct costs of risk remediation activities with respect to credits within WLACC.
AFG: Ambac Financial Group, Inc.
ART Transactions: Alternative Risk Transfer transactions executed by the Company that reduce/eliminate portfolio risk, including by way of proportional reinsurance (e.g. quota share) or other alternative hedging or risk transfer strategies (e.g. excess of loss reinsurance) the impact of which has been approved by the Committee for purposes of reducing WLACC Outstanding. For purposes of this definition, (i) the impact of an ART transaction whereby net par is not reduced but a portion of the risk related to a WLACC is defeased or reduced for some or all of the remaining life of the insured exposure shall count towards calculating the reduction in WLACC Outstanding and (ii) the measure of benefit for the risk retention metric for an ART Transaction will be calculated as follows (a) the net par balance of the portion of the WLACC exposure affected by the ART multiplied by (b) the quotient of the ART coverage period and the remaining expected life of the exposure.  To the extent an ART transaction is executed that does not conform to the aforementioned example management will propose an alternative calculation to the Committee to measure the WLACC reduction.
Assets: The sum of the following relating to the Included Entities: cash, invested assets at fair value (except for Ambac-insured investments which will be measured at amortized cost and excluding the Secured Note issued in 2018 in connection with AAC’s restructuring as it is included below in liabilities), loans, investment income due and accrued, net receivables (payables) for security sales (purchases), tax tolling payments or dividends made by AAC to AFG, cash, cash equivalents and securities pledged as collateral to counterparties and other receivables.
Included Entities: AAC and its subsidiaries, and may include any other entities that the Committee shall determine.
Liabilities: The sum of the following relating to the Included Entities: the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP (“GCL”), fair value of interest rate derivatives (prior to any AAC credit valuation adjustments), par value and accrued interest on all outstanding surplus notes of AAC (including junior surplus notes), par value and accrued interest on the Ambac Note and Tier 2 Notes issued in 2018 in connection with the Segregated Account rehabilitation exit transactions (net of par value and accrued interest on AAC’s holdings of the Secured Note), the liquidation value of outstanding preferred stock and the GAAP carrying value of RMBS secured borrowings, if any. Liabilities will also include the par and accrued interest on any new debt obligations issued in the future.
Original Cumulative EBITDA: AFG’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under current US GAAP) through the Performance Period. This includes all of AFG’s subsidiaries excluding AAC and AAC’s subsidiaries. Original Cumulative EBITDA shall be adjusted for the effects of:

•	advisor and deal/transaction related costs related to AFG and AAC capital and/or M&A transactions above or below budgeted amounts[2];

•	cost of post-employment guarantees;

•	cost and impact of AAC and AFG share repurchase (direct and synthetic)[3];

•	changes to Board fees and Board imposed expenses;
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2     Revised Cumulative EBITDA from Revised Performance Metrics during the Performance Period will be recognized net of any excluded advisor and/or deal costs incurred during such period.
3    Cost to be calculated based on (i) the amount of capital allocated to share repurchase multiplied by (ii) LIBOR + the average spread earned on AFG investments from the time of such allocation through the end of the Performance Period. For the avoidance of doubt, gains or losses from repurchases are also excluded from the Original Cumulative EBITDA and, to the extent applicable, the Revised Cumulative EDITDA calculation.

•	litigation and defense costs and any potential litigation gains in excess of damages incurred;

•	(cost)/benefit of performance based compensation (above) or below target amounts; and

•	any other costs as determined in the sole discretion of the Board.
Peer Group: The entities set forth on Exhibit B hereto. However, in the event that, prior to the end of the Performance Period, there occurs: (i) a merger, acquisition or business combination transaction of a Peer Group member with or by another Peer Group member, only the surviving entity shall remain a member of the Peer Group; (ii) a merger, acquisition or business combination of a Peer Group member with an entity that is not a Peer Group member, or the acquisition or business combination transaction by or with a Peer Group member, where such Peer Group member is the surviving entity and remains publicly traded, such Peer Group member shall remain a member of the Peer Group; (iii) a merger or acquisition or business combination transaction of a Peer Group member by or with an entity that is not a Peer Group member or a “going private” transaction involving a Peer Group member where such Peer Group member is not the surviving entity or is otherwise no longer publicly traded, such Peer Group member shall no longer be a member of the Peer Group; (iv) a stock distribution from a Peer Group member consisting of the shares of a new publicly traded company (a “spin-off”), such Peer Group member shall remain a member of the Peer Group, such distribution shall be treated as a dividend from such Peer Group member based on the closing price of the shares of the spun-off company on its first day of trading and the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating Total Shareholder Return; or (v) a bankruptcy or liquidation of a Peer Group member, such Peer Group member will remain a member of the Peer Group and the Total Shareholder Return of such Peer Group member shall equal -100%.
Relative Total Shareholder Return, or RTSR: The percentile rank of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of all members of the Peer Group, ranked in descending order (including the Company), at the end of the Performance Period.
Revised Cumulative EBITDA: For all of AFG’s subsidiaries (excluding AAC and AAC’s subsidiaries), including any new subsidiary or affiliate resulting from the execution of a material transaction or acquisition by AFG, earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under current US GAAP) as of the Effective Date through the Performance Period that will be measured against Revised Performance Metrics as of the Effective Date.
Revised Performance Metrics: Revised Cumulative EBITDA metrics established as of the Effective Date by the AFG Board and Compensation Committee to incorporate performance goals for a material transaction or acquisition by AFG.
Total Shareholder Return: With respect to each of the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of AFG and the members of the Peer Group, (i) the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and the ending stock price will be based on the average of the last twenty (20) trading days of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and (ii) reinvestment of dividends shall be assumed to be reinvested on the ex-dividend date using the closing stock price on the ex-dividend date.
WLACC Outstanding: The remaining net par outstanding, inclusive of the impact of any ART Transactions executed by the Company during the Performance Period, for watch list and adversely classified credits as identified at the beginning of the Performance Period (“WLACC”) by AFG and its subsidiaries, including AAC and Ambac Assurance UK Limited (“Ambac UK”). For purposes of this award, WLACC amounts will exclude new credits added during the Performance Period4, including credits added through reinsurance recaptures. Additionally, the WLACC net par outstanding at the beginning of performance period shall incorporate accreted par outstanding at the beginning of the performance period for the following three capital appreciation bond exposures:

•	Single Risk ID: 239961 PHILADELPHIA PA GO

•	Single Risk ID: 4224 NEW JERSEY TSP TRT FND-TRS SYS

•	Single Risk ID: 813506 ALAMEDA CA CORRID TRAN ATH
Any reductions to WLACC net par outstanding for the above specified exposures will be based on the accreted par outstanding at the beginning of the Performance Period.
For non-U.S. exposures, the currency exchange rates to be used shall be those beginning on the first day of the Performance Period.

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4    Beginning WLACC Outstanding for this award will include the net par outstanding as of December 31, 2018 related to credits added to the watch list in January 2019.

EXHIBIT B
PEER GROUP

Assured Guaranty Ltd. (AGO)
MBIA Inc. (MBI)
Syncora Holdings Ltd. (SYCRF)
MGIC Investment Corporation (MTG)
The Navigators Group, Inc. (NAVG)
Radian Group Inc. (RDN)
Mr. Cooper Group (COOP)
ECN Capital Corp. (TSX:ECN)
Element Fleet Management Corp. (TSX:EFN)
Navient Corporation (NAVI)
Enstar Group Limited (ESGR)